Exhibit 23.2


             CONSENT OF INDEPENDENT PETROLEUM ENGINEER AND GEOLOGIST


As petroleum engineers, we hereby consent to the inclusion of the information included in this Form 10-K with respect to the oil and gas reserves of Black Hills Exploration and Production, Inc., the future revenues from such reserves, and the present value thereof, which information has been included in this Form 10-K in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this Form 10-K and to the incorporation by reference in the Registration Statements on Form S-8 Nos. 33-63059, 333-61969, 333-17451, 333-82787 and 333-30272 and the Registration Statement on Form S-3, No. 33-71130.

                                              RALPH E. DAVIS ASSOCIATES, INC.

March 15, 2001